UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2006

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

With regard to our acquisition of Prism Holdings Limited (“Prism”) which we completed on July 3, 2006, we previously reported that the original agreement relating to the transaction contemplated that certain executive officers of Prism would reinvest a portion of the consideration they would receive from the transaction in shares of our common stock and that we would issue to Prism employees options to purchase an aggregate of 1,050,000 shares of our stock at a price per share of $31.73, which was the average of the high and low prices of our common stock on the date the original agreement was signed.

On August 24, 2006, due to a number of technical, timing and regulatory matters, our board agreed to amend the original agreement to, among other things: (i) eliminate the reinvestment requirement, (ii) reduce the number of options to be granted to 904,674 from 1,050,000 and (iii) change the exercise price of such options to $22.51, which was the average of the high and low prices of our common stock on August 24, 2006. On August 29, 2006 we entered into the Second Addendum to the original agreement (the "Second Addendum").

The description set forth above is qualified in its entirety by the Second Addendum. A copy of the Second Addendum is furnished with this Form 8-K as Exhibit 2.1.

A copy of the form stock option agreement will be filed as an exhibit to the our periodic filings pursuant to the Securities Exchange Act of 1934, as amended.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	2.1	Second Addendum, dated as of August 29, 2006, to the Agreement, dated as of March 3, 2006, between Net 1 Applied Technologies South Africa Limited and Prism Holdings Limited.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date:	August 31, 2006	By: /s/ Dr. Serge C.P. Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer